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EXHIBIT 10.20

CENTERPOINT PROPERTIES TRUST
SUMMARY OF PAY-FOR-PERFORMANCE PLAN

        In July 1994, upon the recommendation of the Compensation Committee of the Board of Trustees of CenterPoint Properties Trust (the "Company"), the Company's Board of Trustees approved a pay-for-performance compensation plan (the "Plan"). The Plan is designed to provide competitive compensation levels within the Company's industry and incentive pay that varies based on corporate, departmental or profit center and individual performance. To achieve this objective, the Plan contemplates that the Company generally will maintain base salary levels for its employees at or about the median compensation level for persons holding similar positions within the industry, based on information drawn from compensation surveys and compensation consultants, but that employees will have an opportunity to receive a total compensation package significantly greater than the median based upon their contribution to the Company's attainment of its growth and profit objectives. For certain senior management employees, the Plan contemplates that base salary levels will generally be somewhat below the median, to further emphasize pay for performance through incentives. The Plan includes three elements: a salary management system, an annual incentive plan and a long-term incentive plan.

Salary Management System

        Under the Plan, the Company has established a salary structure by individual position within a range of plus or minus 25% of the median marketplace rate for that position. Annual salary rates for specific individuals will vary within the range for such position based on such individual's experience and qualifications. The Board of Trustees, based on the recommendations of the Compensation Committee, establishes a budget for aggregate merit increases each year based on marketplace practices, the Company's ability to pay and the attainment of the Company's overall objectives. Individual merit increases generally are expected to range from 0% to 10% of salary. Annual merit increases are based on individual performance levels gauged by performance appraisals conducted every six months as well as an assessment of market competitive compensation levels. Salary adjustments are made as of March 16 each year, effective for the following 12 months.

Annual Incentive Plan

        The annual incentive plan is performance-driven, provides cash awards based on the success of the Company in any fiscal year and provides motivation to accomplish objectives that are critical to the Company's success. The Company will annually establish threshold, target and maximum award opportunities for each position, based on satisfaction of certain criteria. The target award opportunities will generally be established consistent with median rates for comparable positions. Cash awards are declared and paid following completion of the Company's annual audit in the first quarter of each year, based on performance during the prior year. The criteria and the relative weights assigned to the criteria vary depending on an employee's position. For the Company's Chief Executive Officer, (i) an 80% weighting factor is assigned to the Company's overall corporate performance determined by reference to Funds from Operations ("FFO") per share, success of the Company's processes and systems and the overall results of a tenant satisfaction survey conducted by CEL & Associates, a leading surveyor of tenant satisfaction for the real estate industry, under the supervision of the Compensation Committee and (ii) a 20% weighting factor is assigned to a non-formula assessment of individual performance as gauged by performance appraisal results. For executive officers with departmental functions, (i) a 50% weighting factor is assigned to the Company's overall corporate performance determined by reference to the same measures as described above, (ii) a 30% weighting factor is assigned to qualitative departmental performance and (iii) a 20% weighting factor is assigned to a non-formula assessment of individual performance as gauged by performance appraisal results. For executive employees in charge of property management for particular regions, (i) a 40% weighting factor is assigned to overall corporate performance based on the same measures as described above,

(ii) a 40% weighting factor is assigned to regional performance, determined by comparison of regional portfolio operating income to budget, regional days outstanding in accounts receivable and the results of a regional tenant satisfaction survey and (iii) a 20% weighting factor is assigned to a non-formula assessment of individual performance as gauged by performance appraisal results. For each class of executive employees, points will be assigned based on achievement of performance standards within each performance category and points will be used to determine eligibility for threshold, target or maximum awards.

Long-Term Incentive Plan

        The performance standards adopted by the Compensation Committee for awards under the Company's long-term incentive plan are tied to material increases in shareholder value. Under the standards, employee performance is measured based upon rate of return goals established by the Company's independent trustees, with a 25% weighting factor assigned to total shareholder return and a 75% weighting factor assigned to return on total invested capital. For each of these factors, the Compensation Committee annually establishes threshold, target and maximum award opportunities for each employment position. Like cash awards, share option and restricted share awards are made in the first quarter of each year following completion of the annual audit, based on performance during the prior year.

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CENTERPOINT PROPERTIES TRUST SUMMARY OF PAY-FOR-PERFORMANCE PLAN